Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT made as of February 3, 2023 (the “Effective Date”), by and between SAFE AND GREEN DEVELOPMENT CORPORATION, having its principal office at 5011 Gate Parkway, Building 100, Suite 100, Jacksonville, Florida 32256 (hereinafter referred to as the “Company”), and David Villarreal, an individual living in Idaho (hereinafter referred to as “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions hereinafter set forth.

2. TERM. Executive’s employment shall commence as of the Effective Date and unless earlier terminated as provided herein, the initial term of this Agreement will be for a period of two (2) years, commencing on the date of this Agreement (the “Initial Term”); provided that thereafter this Agreement will be extended for additional one (1) year periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any such one (1) year extension period, as the case may be, either the Company or Executive provides notice to the other of its intent to terminate this Agreement upon the completion of the Initial Term or any such one (1) year extension period (the period of Executive’s employment by the Company under this Agreement will be referred to as the “Term”).

3. DUTIES. The Executive shall perform such duties and functions as the President and Chief Executive Officer of the Company as are determined from time to time by the Company’s Board of Directors (the “Board”). In the performance of his duties, Executive shall comply with the policies of and be subject to the reasonable direction of the Board. The Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries or affiliates by which he may be employed; and Executive shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical to or contrary to the best interests of the Company. Executive’s services shall be performed remotely from his offices in Pocatello, Idaho and Los Angeles, California.

4. COMPENSATION. As compensation for the services to be rendered by Executive hereunder, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept, an annual salary of Three Hundred Thousand Dollars ($300,000) payable in bi-weekly installments on the 15th and last day of each month, commencing on February 15, 2023. Subject to Board approval, the Executive shall also be entitled to receive, and the Company shall issue to Executive, a restricted stock grant of (“RSUs”) under the Company’s Stock Incentive Plan (the “Plan”) as and when adopted, for six hundred fifty thousand shares (650,000) shares of the Company’s common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service.

5. ADDITIONAL COMPENSATION. The Executive shall be eligible to receive a target annual performance cash bonus of up to 25% of Executive’s then-base Salary (“Annual Target Bonus”) payable in cash and/or equity, as determined by the Board. Executive’s Annual Target Bonus is not guaranteed and will be based on the Company’s performance and/or Executive’s individual performance as determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion. The actual payout for this award will be calculated based solely on achievement against performance measures approved by the Committee. Each year, specific targets will be approved by the Committee in the year’s first quarter and communicated to Executive following such approval. Performance against these goals will be assessed after year end, with payout made no later than March 15 of the year following the year in respect of which the bonus was earned, subject to Executive’s continued employment through the payment date. In addition, during the Term of this Agreement, the Board, in its sole discretion, may award additional compensation to Executive other than as specifically provided by this Agreement.

6. EMPLOYEE BENEFITS. Effective upon Executive’s hiring and during the period Executive is employed hereunder, Executive shall be permitted to participate in all group health, hospitalization and disability insurance programs, pension plans and similar benefits that are now or may become available to similarly situated executives of the Company. During the period Executive is employed hereunder, Executive shall be entitled to vacations in accordance with the vacation policy of the Company but in no instance less than three (3) weeks during the first year of employment.

7. REIMBURSEMENT OF EXPENSES. During the period Executive is employed hereunder, the Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses advanced or expended by Executive or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with its customary policies and practices; provided, however, that Executive shall not expend or incur any such monthly expenses, individually or in the aggregate, in excess of One Thousand Five Hundred Dollars ($1,500.00) without the approval of the Company.

8. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a) The Executive’s employment hereunder may be terminated at any time upon written notice by the Company, upon the occurrence of any of the following events:

(i)	the death of Executive;

(ii)	the disability of Executive (as defined in paragraph (b)); or

(iii)	the determination that there is cause (as hereinafter defined) for such termination upon ten (10) days’ prior written notice to Executive.

(b) For purposes hereof, the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the normal functions of his job for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement.

(c) For purposes hereof, “cause” shall mean and be limited to (i) Executive’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Executive’s performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved would have occurred, (iii) Executive’s material breach of any of the representations, warranties or covenants set forth in this Agreement, or (iv) Executive’s continuing, repeated, willful failure or refusal to perform, his duties required by this Agreement, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of. Whether or not “cause” shall exist in each case shall be determined by the Board of Directors of the Company in its sole discretion.

(d) The Executive’s employment hereunder, may also be terminated by the Company at any time upon thirty (30) days prior written notice, without cause.

(e) In the event that the Executive’s employment is terminated for cause, Executive will be entitled to only his accrued salary and vacation time through the termination date and nothing more. In the event the Executive’s employment is terminated by the Company for any reason other than cause, Executive shall receive severance equal to one (1) year’s salary and benefits. These severance benefits will include payment of COBRA health insurance, term life insurance, accelerated vesting of RSU’s at the discretion of the Committee, and the receipt of any earned bonus compensation from projects and performance goals as well as accrued vacation time.

9. REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE. The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing the performance of his duties hereunder.

10. NON-COMPETITION.

(a) Executive agrees that if his employment is terminated for any reason or if he leaves the employ of the Company for any reason, for a period of one (1) year from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is competitive with the business activities of the Company or its subsidiaries (“Competitive Business”), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being or had been conducted in any manner whatsoever, or hire or attempt to hire for any Competitive Business any employee of the Company or any subsidiary thereof, or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers or prospective customers of the Company for the purpose of inducing them to purchase or lease a product or service which may compete with any product or service of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company. This Executive will be allowed to seek employment in construction management real estate development and/or the mortgage finance industry immediately upon termination.

(b) If any portion of the restrictions set forth in paragraph (a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c) The Executive declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of either said territorial or time limitation to such area or period which said court shall have deemed reasonable.

(d) The existence of any claim or cause of action by Executive against the Company or any subsidiary other than under this Agreement shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

11. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) The Executive shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists and any other documents embodying such confidential information.

(b) All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

12. RIGHT TO INJUNCTION. The Executive recognizes that the services to be rendered by him hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Executive agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Executive to perform his agreements, representations and warranties herein contained. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

13. AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14. GOVERNING LAW. All matters concerning the validity, construction, interpretation and performance under this Agreement shall be governed by the laws of the State of Florida, without giving effect to any conflict of laws principles thereunder.

15. SEVERABILITY. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16. NOTICES. Any notice hereunder by either party to the other shall be given in writing by personal delivery or by registered mail, return receipt requested, addressed, if to the Company, to the attention of the Company’s Chairman of the Board of Directors at the Company’s principal offices or to such other address as the Company may designate in writing to Executive, and if to Executive, to his most recent home address on file with the Company. Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by registered mail, on the date shown on the applicable return receipt.

17. WAIVER OR BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

18. ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

19. ASSIGNMENT. This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

20. SURVIVAL. The termination of Executive’s employment hereunder shall not affect the enforceability of Sections 10 and 11 hereof.

21. FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

22. HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SAFE AND GREEN DEVELOPMENT CORPORATION		EXECUTIVE:

By:	Paul Galvin	/s/ David Villarreal
Name:	Paul Galvin	David Villarreal
Title:	Executive Chairman & CEO

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